Exhibit 4.2

EXECUTION VERSION

INVESTOR RIGHTS AGREEMENT

by and among

GRANITE POINT MORTGAGE TRUST INC.,

THE PIMCO INVESTORS,

and

THE OTHER INVESTORS PARTY HERETO FROM TIME TO TIME

Dated as of September 25, 2020

Table of Contents

Page

Section 1.	Definitions	1

Section 2.	Registration Rights	8

(a)	Shelf Registration Statement	8
(b)	Right to Request Shelf Take-Down	8
(c)	Demand Registration Statement if Shelf Registration Statement Unavailable	9
(d)	Limitations on Demand Registrations	9
(e)	Piggyback Registration	9
(f)	Selection of Underwriters; Right to Participate	10
(g)	Priority of Securities Offered Pursuant to Demand Registrations and Underwritten Shelf Take-Downs	10
(h)	Priority of Securities Offered Pursuant to Piggyback Registration	11
(i)	Postponement; Suspensions; Blackout Period	11
(j)	Supplements and Amendments	12
(k)	Subsequent Holder Notice	12

Section 3.	Registration Procedures	13

(a)	Filing and Other Procedures	13
(b)	Conditions to Registration Rights	16

Section 4.	Indemnification	17

(a)	Indemnification by the Company	17
(b)	Indemnification by the Stockholders	18
(c)	Notices of Claims, etc.	18
(d)	Contribution	19
(e)	No Exclusivity	19

(a)	General	22
(b)	Board Nomination	22
(c)	Committee Membership.	23
(d)	Resignation upon Fall-Away of Director Rights	23
(e)	Resignation at the Request of the Initial Lenders	23
(f)	Director Indemnification	23
(g)	Conditions to Director Rights	24
(h)	Director Compensation	25

Section 10.	Miscellaneous	25

(a)	Governing Law	25
(b)	Waiver of Jury Trial	25
(c)	Entire Agreement	25
(d)	Amendments and Waivers	25
(e)	Successors and Assigns	26
(f)	Expenses	26
(g)	Counterparts; Electronic Signature	26
(h)	Severability	26
(i)	Notices	27
(j)	Specific Performance	28

i

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT, dated as of September 25, 2020 (this “Agreement”), is by and among Granite Point Mortgage Trust Inc., a Maryland corporation (the “Company”), the PIMCO Investors (as defined below), and the other Investors (as defined below) party hereto from time to time.

RECITALS

WHEREAS, on September 25, 2020, the Company issued to the PIMCO Investors each a warrant to purchase in the aggregate up to 6,065,820 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), upon the terms and conditions set forth in those certain common stock purchase warrants, each dated as of September 25, 2020 (each, an “Initial Warrant”); and

WHEREAS, the Company and the PIMCO Investors are entering into this Agreement in order to grant certain registration rights and to establish certain arrangements relating to certain corporate governance matters.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.              Definitions

. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allianz” means Allianz SE, a German company.

“Allianz Entity” means Allianz or any of its Affiliates (other than PIMCO or its controlled Affiliates).

“Block Trade” means a registered securities offering in which an underwriter agrees to purchase Registrable Securities at an agreed price or pricing formula without a prior marketing process.

“Board of Directors” means the board of directors of the Company, including, unless the context otherwise requires, any duly authorized committee thereof.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Charter Documents” means the Company’s Articles of Amendment and Restatement and Amended and Restated Bylaws, each as amended to the date of this Agreement.

“Credit Agreement” means that certain Term Loan Credit Agreement, dated on or about the date hereof, by and among the Company, as a loan party, Granite Point Operating Company LLC, as a borrower, the other borrowers party thereto, the lenders from time to time party thereto, and Wilmington Trust, National Association, as administrative and collateral agent, as amended, restated, supplemented or otherwise modified from time to time.

“Delayed Draw Term Facility” means the senior secured delayed draw term loan facility under the Credit Agreement in an aggregate principal amount of up to $75 million.

“Demand Registration” has the meaning set forth in Section 2(c) hereof.

“Demand Registration Statement” has the meaning set forth in Section 2(c) hereof.

“Designee Period” has the meaning set forth in Section 9(a) hereof.

“Director Indemnitors” has the meaning set forth in Section 9(f) hereof.

“Disqualified Institutions” means (i) the Persons identified in writing on that certain list delivered by the Company to the PIMCO Investors on or prior to the date hereof (as such list may be updated from time to time in accordance with this paragraph as described below, the “DQ List”), (ii) any Affiliate of any Person described in clause (i) above that is reasonably identifiable as an Affiliate of such Person solely on the basis of such Affiliate’s name, and (iii) any other Affiliate of any Person described in clause (i) above that is identified from time to time in a written notice to the PIMCO Investors as described below; provided that (x) following the date hereof, the DQ List shall be updated to the same extent the similar DQ List is updated in the Credit Agreement, or if the Credit Agreement is no longer outstanding, with the consent of the majority of the holders of the Warrants (which consent shall not be unreasonably delayed, conditioned or withheld) to add one or more additional Persons (provided, that in no event shall the Company add more than five (5) additional Persons to the DQ List during the term of the Warrant), (y) no such update shall apply retroactively to disqualify any Person that has previously acquired a Warrant (but such Person and any of its Affiliates that are Disqualified Institutions shall be prohibited from acquiring any additional Warrants except to the extent otherwise expressly agreed to in writing by the Company) and (z) any designation of a Person as a Disqualified Institution after the date hereof that is permitted pursuant to this definition shall become effective no later than the third Business Day after written notice thereof by the Company to the PIMCO Investors in accordance with Section 10(i) hereof.

“End of Suspension Notice” has the meaning set forth in Section 2(i)(1) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Facilities” means the Initial Term Facility and the Delayed Draw Term Facility.

“Fall-Away of Director Rights” means the first day on which any of the following occur: (i) PIMCO, its controlled Affiliates and the PIMCO Funds no longer beneficially own in the aggregate at least 51% of the Warrants outstanding (or the shares of Common Stock acquired upon exercise thereof), (ii) PIMCO, its controlled Affiliates and the PIMCO Funds no longer hold in the aggregate, as lenders pursuant to the Credit Agreement, at least 51% of the aggregate principal amount of all outstanding Loans and unused commitments under the Facilities of all the lenders pursuant to the Credit Agreement or (iii) the aggregate principal amount of all outstanding Loans and unused commitments under the Facilities of all the lenders pursuant to the Credit Agreement no longer exceeds $75 million. For the avoidance of doubt, a Warrant and the shares of Common Stock issuable upon exercise thereof shall not be considered outstanding for purposes of this definition until such securities have vested in accordance with Section 2 of the Initial Warrants.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Independent Director” means a member of the Board of Directors who is “independent,” as determined by the Board of Directors, in accordance with the rules of the New York Stock Exchange or such other securities exchange on which the shares of Common Stock are listed. For the avoidance of doubt, an employee of any of the following Persons does not qualify as an Independent Director: any PIMCO Investor, Allianz, any of their respective Affiliates or, to the extent constituting a Standstill Party, any Related Fund of any of the foregoing.

“Initial Lenders” means one or more funds managed or controlled by PIMCO and together with their respective permitted assigns that are the initial lenders under the Credit Agreement.

“Initial PIMCO Director” means Devin Chen.

“Initial Term Facility” means the senior secured initial term loan facility under the Credit Agreement in an aggregate principal amount of up to $225 million.

“Initial Warrant” has the meaning set forth in the Recitals.

“Investors” means the PIMCO Investors and any other Person party hereto from time to time that (i) is a lender party to the Credit Agreement and/or (ii) holds a Warrant or any shares of Common Stock issued or issuable upon exercise of a Warrant, including any securities acquired as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of such shares of Common Stock, or any stock dividend or stock distribution in respect of such share of Common Stock.

“Law” means all state or federal laws, common law, statutes, ordinances, codes, rules or regulations or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority.

“Loan Documents” means the definitive loan documentation for the Facilities.

“Loans” means the loans under the Initial Term Facility and the loans under the Delayed Draw Term Facility.

“MGCL” means the Maryland General Corporation Law.

“Minimum Amount” means $75 million (or, in the case of a Block Trade, $50million).

“Permitted Reg Rights Holders” means (i) the PIMCO Investors, their respective controlled Affiliates and the PIMCO Funds and (ii) any Person to whom Registrable Securities representing at least 5% of the then outstanding shares of Common Stock are transferred other than in a transaction pursuant to a registration statement or Rule 144 that results in such securities ceasing to be Registrable Securities.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Piggyback Registration” has the meaning set forth in Section 2(e) hereof.

“Piggyback Stockholder” has the meaning set forth in Section 2(e) hereof.

“PIMCO” means Pacific Investment Management Company LLC.

“PIMCO Designee” means an individual designated in writing by the PIMCO Investors for nomination for election to the Board of Directors.

“PIMCO Director” means the Initial PIMCO Director and any subsequent member of the Board of Directors elected to the Board of Directors as a PIMCO Designee.

“PIMCO Fund” means any fund or investment vehicle managed, administered or advised by PIMCO or any of its controlled Affiliates.

“PIMCO Investor” means each of TOCU XXXIX LLC, a Delaware limited liability company, PCRED Lending IV Offshore Ltd., an exempted company incorporated in the Cayman Islands with limited liability, PIF Onshore X LP, a Delaware limited partnership, D3V VIII LLC, a Delaware limited liability company, HVS XXXI LLC, a Delaware limited liability company, and RSF XV LLC, a Delaware limited liability company, and any Investor party hereto from time to time that is a Permitted Reg Rights Holder pursuant to clause (i) of the definition thereof.

“Prospectus” means the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A under the Securities Act), as amended or supplemented by any prospectus supplement or any issuer free writing prospectus (as defined in Rule 433 under the Securities Act), with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Public Offering” means a public offering and sale of equity securities for cash pursuant to an effective Registration Statement under the Securities Act.

“Registrable Securities” means any shares of Common Stock issued or issuable upon exercise of a Warrant, including any securities acquired as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of such shares of Common Stock, or any stock dividend or stock distribution in respect of such share of Common Stock; provided, however, such securities shall cease to be Registrable Securities on the earliest to occur of (i) a Registration Statement with respect to the sale of such Registrable Securities shall have become effective under the Securities Act and such Registrable Securities shall have been disposed of in accordance with such Registration Statement; (ii) such Registrable Securities shall have been sold in accordance with Rule 144; (iii) such securities have been transferred in a transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities in accordance with the terms of this Agreement; (iv) with respect to a Stockholder, such securities are eligible for resale by such Stockholder pursuant to Rule 144 under the Securities Act without any volume, manner of sale or other limitations and such Stockholder beneficially owns less than 5% of the then outstanding shares of Common Stock (assuming the applicable Warrant has been exercised in full); or (v) such Registrable Securities have ceased to be outstanding.

“Registration Expenses” means all expenses incurred in effecting any registration or any offering and sale pursuant to this Agreement, including registration, qualification, listing and filing fees (including, without limitation, all SEC, stock exchange and Financial Industry Regulatory Authority filing fees), printing expenses, messenger, telephone and delivery expenses, all transfer agent and registrar fees and expenses, fees and disbursements of all law firms of the Company and all accountants and other persons retained by the Company (including any comfort letters), any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, all fees and expenses of any special experts or other persons retained by the Company in connection with any registration, all expenses related to the “road show” for any underwritten offering, including all travel, meals and lodging, and any blue sky (including reasonable fees and disbursements of counsel to any underwriter incurred in connection with blue sky qualifications of the Registrable Securities as may be set forth in any underwriting agreement) and other securities laws fees and expenses, as well as all internal fees and expenses of the Company. Registration Expenses shall not include Selling Expenses. In addition, in connection with an Underwritten Shelf Take-Down or underwritten Demand Registration pursuant to this Agreement, the Company shall pay or reimburse the Stockholders for the reasonable and documented fees and expenses of one (1) nationally recognized law firm, chosen by the Stockholders as their counsel; provided that, (i) the Company shall not be responsible for any such fees and expenses that exceed $75,000 for the first offering and $50,000 for any subsequent offering and (ii) the Company shall not be obligated to pay or reimburse the Stockholders for the fees and expenses of any law firm chosen by the Stockholders as the counsel in connection with the filing and effectiveness of the initial Shelf Registration Statement or any Piggyback Registration. Nothing in this definition shall impact any agreement on expenses solely between the Company and any underwriter.

“Registration Statement” means any registration statement (including any Demand Registration Statement or Shelf Registration Statement) of the Company under the Securities Act which permits the Public Offering of any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Related Fund” means, with respect to any Person, any fund or investment vehicle managed, administered or advised by (i) such Person, (ii) an Affiliate of such Person, or (iii) an entity or an Affiliate of an entity that manages, administers or advises such Person.

“Rule 144” means Rule 144 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts and selling commissions associated with effecting any sales of Registrable Securities under any Registration Statement by the Stockholders and all stock transfer taxes applicable to the sale or transfer by the Stockholders of Registrable Securities to the underwriter(s) pursuant to this Agreement.

“Shelf Period” has the meaning set forth in Section 2(a) hereof.

“Shelf Registration Statement” has the meaning set forth in Section 2(a) hereof.

“Shelf Take-Down” has the meaning set forth in Section 2(b) hereof.

“Special Registration” means the registration of equity securities, options or similar rights registered on Form S-4, Form S-8 or any successor forms thereto or any other form for the registration of securities issued or to be issued in connection with a merger, acquisition, employee benefit plan or equity compensation or incentive plan, or any Block Trade effected by the Company or another stockholder of the Company.

“Standstill Parties” means (i) the PIMCO Investors and their Affiliates (other than any Allianz Entity, except to the extent pursuant to clause (iii) below, and other than any Related Fund of the PIMCO Investors or any of their Affiliates, except to the extent pursuant to clauses (iv) or (v) below), (ii) any other Person that is a holder of a Warrant and/or a lender party to the Credit Agreement and such Person’s Affiliates, (iii) any Allianz Entity to the extent that such Allianz Entity (a) receives confidential information regarding the Company or any of its Affiliates from or on behalf of any other Standstill Party, it being understood that, for purposes of this definition, confidential information shall not include summary ordinary course information relating to reporting for tax, accounting or investment positions, but confidential information shall include (x) any materials delivered to the Board of Directors and (y) any projections relating to the Company or any of its Affiliates, (b) is acting at the direction, request or encouragement of any other Standstill Party or (c) holds any of the Warrants or any of the commitments or Loans under the Facilities (including pursuant to a participation interest), (iv) any PIMCO Fund over which the PIMCO Investors or any of their controlled Affiliates (a) controls (or has the right to control) investment decisions or (b) otherwise causes the direction of the investment policies of such PIMCO Fund and (v) any fund or investment vehicle managed or advised by a non-controlled Affiliate of the PIMCO Investors if such Affiliate (a) receives confidential information regarding the Company or any of its Affiliates from or on behalf of any other Standstill Party, (b) is acting at the direction, request or encouragement of any other Standstill Party or (c) holds any of the Warrants or any of the commitments or Loans under the Facilities (including pursuant to a participation interest).

“Standstill Period” means the period beginning on the date of this Agreement and ending on the later of: (i) September 25, 2022 and (ii) thirty (30) days after the date on which the PIMCO Designee is no longer serving on the Board of Directors (and as of such time the Initial Lenders (x) no longer have rights to designate a PIMCO Designee to be appointed or nominated for election to the Board of Directors or (y) otherwise has irrevocably and permanently waived in a writing delivered to the Company its rights under this Agreement to designate a PIMCO Designee to be appointed or nominated for election to the Board of Directors and all of its other rights under Section 9 hereof).

“Stockholder” means the PIMCO Investors and any other Permitted Reg Rights Holder that holds Registrable Securities.

“Suspension” has the meaning set forth in Section 2(i)(1) hereof.

“Suspension Notice” has the meaning set forth in Section 2(i)(1) hereof.

“Transaction Documents” means this Agreement, the Warrants, the Loan Documents and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement, the Warrants and the Credit Agreement.

“Transactions” means the transactions expressly contemplated by this Agreement and the other Transaction Documents, including, without limitation, the exercise by the PIMCO Investors of the Initial Warrants.

“Underwritten Shelf Take-Down” has the meaning set forth in Section 2(b) hereof.

“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 2(b) hereof.

“Warrants” means the Initial Warrants and any subsequent warrants that may be issued by the Company pursuant to permitted transfers of the Initial Warrants.

The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such term.

Section 2.              Registration Rights.

(a)           Shelf Registration Statement. The Company will use its reasonable best efforts to file with the SEC, as promptly as practicable, but no later than the close of business on the fifth Business Day following the date on which the Company files its Quarterly Report on Form 10-Q for the period ended September 30, 2021 (or if a later time for filing is requested by the PIMCO Investors, at such later time), a shelf registration statement on Form S-3 (or successor form) pursuant to Rule 415 under the Securities Act (which registration statement, if the Company is eligible to file such, shall be as an automatic shelf registration as defined in Rule 405 under the Securities Act) (a “Shelf Registration Statement”) relating to the offer and resale of Registrable Securities by any Stockholder at any time and from time to time following the date on which the Shelf Registration Statement is filed in accordance with the methods of distribution set forth in the Plan of Distribution section of the Shelf Registration Statement, and, if such Shelf Registration Statement is not immediately effective, the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared or otherwise become effective under the Securities Act. For so long as the Company is eligible to use Form S-3 (or successor form), the Company shall maintain the continuous effectiveness of the Shelf Registration Statement for the maximum period permitted by SEC rules, subject to any Suspension that may occur as described in Section 2(i) hereof, and shall use its reasonable best efforts to promptly replace any Shelf Registration Statement at or before expiration, if applicable, with a successor effective Shelf Registration Statement to the extent any Registrable Securities remain outstanding (such period of effectiveness, the “Shelf Period”).

(b)           Right to Request Shelf Take-Down. At any time and from time to time during the Shelf Period, one or more of the Stockholders may, by written notice to the Company, request an offering of all or part of the Registrable Securities held by the Stockholders (a “Shelf Take-Down”). Any Stockholder may, after any Shelf Registration Statement becomes effective, deliver a written notice to the Company (the “Underwritten Shelf Take-Down Notice”) specifying that a Shelf Take-Down is intended to be conducted through an underwritten offering (including by means of a Block Trade) (such underwritten offering, an “Underwritten Shelf Take-Down”), which shall specify the number of Registrable Securities intended to be included in such Underwritten Shelf Take-Down; provided, however, that the Stockholders may not, without the Company’s prior written consent, (i) launch an Underwritten Shelf Take-Down the anticipated gross proceeds of which shall be less than the Minimum Amount, unless the number of Registrable Securities to be sold in such offering represents all of the remaining Registrable Securities or (ii) launch an Underwritten Shelf Take-Down within the period commencing twelve (12) days after the end of the second month of each fiscal quarter or year and ending two (2) Business Days following the Company’s filing of its earnings release for any fiscal quarter or year, respectively (or such shorter period as is the Company’s customary “blackout window” applicable to directors and officers). In the event of an Underwritten Shelf Take-Down, the Company shall select the managing underwriter(s) to administer the Underwritten Shelf Take- Down; provided that such managing underwriter(s) are reasonably acceptable to the Stockholder delivering the related Underwritten Shelf Take-Down Notice. The Stockholders shall be entitled to deliver a maximum of three (3) notices in the aggregate to the Company of its intention to effect a sale or distribution of all or part of its Registrable Securities in an Underwritten Shelf Take-Down pursuant to this Section 2(b) (including any Demand Registration pursuant to Section 2(d) below); provided that the Company shall not be required to file a prospectus supplement with respect to an Underwritten Shelf Take-Down pursuant to this Section 2(b) within ninety (90) days following the effective date of any prior Underwritten Shelf Take-Down or Demand Registration Statement by any Stockholder. The Company and the Stockholder or Permitted Reg Rights Holder participating in an Underwritten Shelf Take-Down will enter into an underwriting agreement in customary form with the managing underwriter(s) selected for such offering.

(c)           Demand Registration Statement if Shelf Registration Statement Unavailable. If the Company is ineligible to file with the SEC a shelf registration statement on Form S-3 (or successor form) in accordance with Section 2(a) hereof, upon the written request of one or more Stockholders (a “Demand Registration”), the Company shall use reasonable best efforts to file promptly a registration statement on Form S-1 (or successor form) (a “Demand Registration Statement”) registering for resale such number of shares of Registrable Securities requested to be included in the Demand Registration Statement and have the Demand Registration Statement declared effective under the Securities Act as promptly as practicable. After any Demand Registration Statement has become effective, the Company shall use its reasonable best efforts to keep such Demand Registration Statement continuously effective until all of the Registrable Securities covered by such Demand Registration Statement have been sold in accordance with the plan of distribution set forth therein or are no longer outstanding.

(d)           Limitations on Demand Registrations. The Stockholders shall be entitled to request a maximum of three (3) Demand Registrations in the aggregate (including any Underwritten Shelf Take-Down pursuant to Section 2(b) above); provided that the Company shall not be required to file a registration statement pursuant to Section 2(c) hereof (i) within ninety (90) days following the effective date of any prior Demand Registration Statement or Underwritten Shelf Take-Down or (ii) if the anticipated gross proceeds of an underwritten offering conducted pursuant to such Demand Registration Statement does not equal or exceed the Minimum Amount, unless the number of Registrable Securities to be sold in such offering represents all of the remaining Registrable Securities. A registration shall not count as a Demand Registration until the related Demand Registration Statement has been declared effective by the SEC.

(e)           Piggyback Registration. If, at any time after September 25, 2021, the Company proposes or is required to file a Registration Statement under the Securities Act with respect to an offering of Common Stock or similar equity securities of the Company, whether or not for sale for its own account, on a form and in a manner that would permit registration of the Registrable Securities, which, for the avoidance of doubt, shall exclude any Special Registration, the Company shall give written notice as promptly as practicable, but not later than ten (10) days prior to the anticipated date of filing of such Registration Statement, to the Stockholders of its intention to effect such registration and, in the case of each Stockholder, shall include in such registration all of such Stockholder’s Registrable Securities with respect to which the Company has received a written request from such Stockholder for inclusion therein (a “Piggyback Registration” and any such requesting Stockholder that has not withdrawn its Registrable Securities from such Piggyback Registration a “Piggyback Stockholder” with respect to such Piggyback Registration). In the event that a Stockholder makes such written request, such Stockholder may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter(s), if any, at any time at least three (3) Business Days prior to the effective date of the Registration Statement relating to such Piggyback Registration. The Company may terminate or withdraw any Piggyback Registration under this Section 2(e), whether or not any Stockholder has elected to include Registrable Securities in such registration. No Piggyback Registration shall count as a Demand Registration or Underwritten Shelf Take-Down to which the Stockholders are entitled.

(f)            Selection of Underwriters; Right to Participate. The Company shall have the right to select the managing underwriter(s) to administer an offering pursuant to a Demand Registration Statement or Underwritten Shelf Take-Down; provided that such managing underwriter(s) are reasonably acceptable to the Stockholders delivering the Demand Registration request or the Underwritten Shelf Take-Down Notice. If a Piggyback Registration under Section 2(e) hereof is proposed to be underwritten, the Company shall so advise the Stockholders as a part of the written notice given pursuant to Section 2(e) hereof. In such event, the managing underwriter(s) to administer the offering shall be chosen by the Company in its sole discretion. A Stockholder may participate in a registration or offering hereunder only if such Stockholder (i) agrees to sell such Registrable Securities on the basis provided in any underwriting agreement with the underwriter(s) and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up agreements and other documents reasonably requested under the terms of such underwriting arrangements customary for selling stockholders to enter into in secondary underwritten public offerings. Notwithstanding anything to the contrary herein, any underwriting agreement shall contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the Stockholders as are customarily made by issuers to selling stockholders in secondary underwritten public offerings. The representations, warranties and indemnity of the selling stockholders shall be limited to those customary for offerings under the circumstances.

(g)           Priority of Securities Offered Pursuant to Demand Registrations and Underwritten Shelf Take-Downs. If the managing underwriter(s) of a Demand Registration or Underwritten Shelf Take-Down shall advise the Company and the Stockholders in writing that, in its good faith opinion, the total number or dollar amount of shares of Common Stock requested to be included in such Demand Registration or Underwritten Shelf Take-Down exceeds the number or dollar amount that can be sold in such offering without having an adverse effect on such offering, including the price at which such shares can be sold, then the Company shall include in such Demand Registration or Underwritten Shelf Take-Down the maximum number of shares that such underwriter or agent, as applicable, advises can be so sold without having such adverse effect, allocated (i) first, to Registrable Securities requested by the Stockholders to be included in such Demand Registration or Underwritten Shelf Take-Down, pro rata among all such Stockholders on the basis of the number of Registrable Securities held by such Stockholders, and (ii) second, if clause (i) above is satisfied, to any securities requested to be included therein by any other Persons (including the Company), allocated among such Persons on a pro rata basis or in such other manner as they may agree.

(h)           Priority of Securities Offered Pursuant to Piggyback Registration. If the managing underwriter(s) of a registration of shares of Common Stock giving rise to a right to Piggyback Registration shall advise the Company and the Piggyback Stockholders with respect to such Piggyback Registration in writing that, in its good faith opinion, the total number or dollar amount of shares of Common Stock proposed to be sold in such offering and Registrable Securities requested by such Piggyback Stockholders to be included therein, in the aggregate, exceeds the number or dollar amount that can be sold in such offering without having an adverse effect on such offering, including the price at which such shares can be sold, then the Company shall include in such registration the maximum number of shares that such underwriter or agent, as applicable, advises can be so sold without having such adverse effect, allocated (i) first, to shares of Common Stock requested to be included by the Company, (ii) second, if clause (i) above is satisfied, to Registrable Securities requested by the Piggyback Stockholders to be included in such Piggyback Registration, pro rata among all such Piggyback Stockholders on the basis of the number of Registrable Securities held by all such Piggyback Stockholders, and (iii) third, if clauses (i) and (ii) above are satisfied, any shares requested to be included therein by any other Persons (other than the Company), allocated among such Persons on a pro rata basis or in such other manner as they may agree.

(i)            Postponement; Suspensions; Blackout Period.

(1)            The Company may postpone the filing or the effectiveness of a Demand Registration Statement or commencement of a Shelf Take-Down (or suspend the continued use of an effective Demand Registration Statement or Shelf Registration Statement), including requiring the Stockholders to suspend any offerings of Registrable Securities pursuant to this Agreement, (i) during the pendency of a stop order issued by the SEC suspending the use of any registration statement of the Company or proceedings initiated by the SEC with respect to any such registration statement under Section 8(d) or 8(e) of the Securities Act or (ii) if, based on the good faith judgment of the Board of Directors, such postponement or suspension is necessary in order to avoid materially detrimental disclosure of material non-public information that the Board of Directors, after consultation with outside counsel to the Company, has in good faith determined (A) would be required to be made in any Demand Registration Statement or Shelf Registration Statement so that such Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (B) such disclosure would not be required to be made at such time but for the filing or continued use of such Registration Statement and (C) the Company has a bona fide business purpose for not disclosing publicly, and the Company delivers to the Stockholders participating in such registration an officers’ certificate executed by the Company’s principal executive officer and principal financial officer stating the Company may, upon giving prompt written notice (a “Suspension Notice”) of such action to the Stockholders participating in such registration, postpone or suspend use of the Demand Registration Statement or Shelf Registration Statement, as applicable (any such postponement or suspension pursuant to this Section 2(i)(1)(i) or (ii), a “Suspension”); provided, however, in each case, that the Stockholder requesting a Demand Registration Statement or Shelf Take-Down shall be entitled, at any time after receiving a Suspension Notice or similar notice and before such Demand Registration Statement becomes effective or before such Shelf Take-Down is commenced, to withdraw such request and, if such request is withdrawn, the Company shall be responsible for all Registration Expenses, including the reasonable and documented fees of one legal counsel for all Stockholders, such reimbursement of the Stockholders not to exceed $50,000, and such Demand Registration or Shelf Take-Down shall not count as a Demand Registration or an Underwritten Shelf Take-Down. If Stockholders otherwise withdraw a request for an Underwritten Shelf Take-Down or a Demand Registration, other than following the receipt of a Suspension Notice, the Stockholders shall pay all expenses incurred by the Company in connection with such withdrawn registration unless such withdrawn registration shall count as a Demand Registration and an Underwritten Shelf Take-Down. The Company shall provide prompt written notice to the Stockholders (an “End of Suspension Notice”) of (x) the Company’s decision to file or seek effectiveness of such Demand Registration Statement or commence such Shelf Take-Down following such Suspension and (y) the effectiveness of such Demand Registration Statement or commencement of such Shelf Take-Down. Notwithstanding the provisions of this Section 2(i)(1), with respect to Section 2(i)(1)(ii), the Company shall not effect a Suspension of the filing or effectiveness of a Demand Registration Statement or the commencement of a Shelf Take-Down more than three (3) times during any twelve-month period or for a period in the aggregate exceeding one hundred and eighty (180) days in any twelve-month period. No Stockholder shall effect any sales of shares of Common Stock pursuant to a Demand Registration Statement or Shelf Registration Statement at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice.

(2)            Each Stockholder agrees that, except as required by applicable law, it shall treat as confidential the receipt of any Suspension Notice hereunder and shall not disclose or use the information contained in such Suspension Notice without the prior written consent of the Company until such time as the information contained therein is or becomes public, other than as a result of disclosure by such Stockholder in breach of the terms of this Agreement.

(j)            Supplements and Amendments. The Company shall supplement and amend any Shelf Registration Statement if required by the Securities Act or the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement.

(k)            Subsequent Holder Notice. If a Person becomes entitled to the benefits of this Agreement pursuant to Section 6 hereof after a Shelf Registration Statement becomes effective under the Securities Act, the Company shall, as promptly as practicable, following delivery of written notice to the Company and request for such Person’s name to be included as a selling securityholder in the prospectus related to the Shelf Registration Statement:

(1)            if required and permitted by applicable law, file with the SEC a supplement to the related prospectus or a post-effective amendment to the Shelf Registration Statement so that such Person is named as a selling securityholder in the Shelf Registration Statement and the related prospectus in such a manner as to permit such Person to deliver a prospectus to purchasers of the Registrable Securities in accordance with applicable law;

(2)            if, pursuant to Section 3(a)(ii) hereof, the Company shall have filed a post-effective amendment to the Shelf Registration Statement that is not automatically effective, use its reasonable best efforts to cause such post-effective amendment to become promptly effective under the Securities Act; and

(3)            promptly notify such Permitted Reg Rights Holder after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to Section 3(a)(ii) hereof; provided, however, that the Company shall not be required to file more than one (1) post-effective amendment or supplement to the related prospectus pursuant to this clause (k) of this Section 2 for any fiscal quarter.

Section 3.               Registration Procedures.

(a)           Filing and Other Procedures. If and whenever the Company is required to use its reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 2 hereof, the Company shall effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall cooperate in the sale of the securities and shall, as promptly as practicable:

(i)            prepare and file with the SEC (as promptly as reasonably practicable, but no later than forty-five (45) days after a request for a Demand Registration, subject to the postponement provisions herein) the Demand Registration Statement (including a Prospectus therein and any supplement thereto and all exhibits and financial statements required by the SEC to be filed therewith) to effect such registration and, subject to the efforts standard herein, cause such Registration Statement to become effective, and provide copies of all such documents proposed to be filed or furnished to (x) one (1) counsel of the Stockholder, and provide such legal counsel a reasonable opportunity to review and comment on such documents (other than Exchange Act reports incorporated by reference thereto), and (y) the other representative(s) on behalf of the Stockholders included in such Registration Statement (to be chosen by the Stockholders) and any managing underwriter(s), and the representative(s) and the managing underwriter(s) and their respective counsel shall have the reasonable opportunity to review and comment thereon, and the Company will make such changes and additions thereto as may reasonably be requested by such counsel and the representative(s) and the managing underwriter(s) and their respective counsel prior to such filing, unless the Company reasonably objects to such changes or additions;

(ii)            prepare and file with the SEC such pre- and post-effective amendments and supplements to a Shelf Registration Statement or Demand Registration Statement, and the Prospectus used in connection therewith or any free writing prospectus (as defined in SEC rules) as may be required by applicable securities laws or reasonably requested by the Stockholder or any managing underwriter(s) to maintain the effectiveness of such registration and to comply with the provisions of applicable securities laws with respect to the disposition of all securities covered by such registration statement during the period in which such Registration Statement is required to be kept effective, and before filing such amendments or supplements, provide copies of all such documents proposed to be filed or furnished to counsel of the Stockholder, which documents (other than Exchange Act reports incorporated by reference) shall be subject to the review and comment of such counsel;

(iii)            furnish to each Stockholder of the securities being registered and each managing underwriter without charge, such reasonable number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits other than those which are being incorporated into such Registration Statement by reference and that are publicly available), such reasonable number of copies of the Prospectus contained in such Registration Statement and any other Prospectus filed under Rule 424 under the Securities Act in conformity with the requirements of the Securities Act, and such other documents, as the Stockholders and any managing underwriter(s) may reasonably request;

(iv)           use its reasonable best efforts to register or qualify all Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as the Stockholders and any managing underwriter(s) may reasonably request; provided, however, that the Company shall not for any such purpose be required to qualify generally to do business as a foreign company in any jurisdiction where it would not otherwise be required to qualify but for this Section 3, or to consent to general service of process in any such jurisdiction, or to be subject to any material tax obligation in any such jurisdiction where it is not then so subject;

(v)            as promptly as is reasonably practicable, notify the Stockholders and any managing underwriter(s) at any time when the Company becomes aware that a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and, to, as promptly as is reasonably practicable, prepare and furnish without charge to the Stockholders and any managing underwriter(s) a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(vi)           provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement not later than the effective date of such Registration Statement;

(vii)          use its reasonable best efforts to list all Registrable Securities covered by such Registration Statement on the principal securities exchange on which any such class of securities is then listed and cause to be satisfied all requirements and conditions of such securities exchange to the listing of such securities that are reasonably within the control of the Company;

(viii)         notify each Stockholder and any managing underwriter(s), as soon as is reasonably practicable, after it shall receive notice thereof, of the time when such Registration Statement, or any post-effective amendments to the Registration Statement, shall have become effective;

(ix)            to make available to each Stockholder whose Registrable Securities are included in such Registration Statement and any managing underwriter(s) as soon as reasonably practicable after the same is prepared and distributed, filed with the SEC, or received by the Company, an executed copy of each letter written by or on behalf of the Company to the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), and any item of correspondence received from the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case relating to such Registration Statement, it being understood that each Stockholder receiving such material from the Company that is confidential shall and shall cause its representatives to keep such materials confidential. The Company will as soon as reasonably practicable notify the Stockholders and any managing underwriter(s) of the effectiveness of such Registration Statement or any post-effective amendment or the filing of the prospectus supplement contemplated herein. The Company will as soon as reasonably practicable respond reasonably and completely to any and all comments received from the SEC or the staff of the SEC, with a view towards causing such Registration Statement or any amendment thereto to be declared effective by the SEC as soon as reasonably practicable and shall file an acceleration request as soon as reasonably practicable following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such Registration Statement or any amendment thereto will not be subject to review;

(x)            advise each Stockholder and any managing underwriter(s), promptly after it shall receive notice or obtain knowledge thereof, of (A) the issuance of any stop order, injunction or other order or requirement by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and use its reasonable best efforts to prevent the issuance of any stop order, injunction or other order or requirement or to obtain its withdrawal if such stop order, injunction or other order or requirement should be issued, (B) the suspension of the registration of the subject shares of the Registrable Securities in any state jurisdiction and (C) the removal of any such stop order, injunction or other order or requirement or proceeding or the lifting of any such suspension;

(xi)            in connection with a customary due diligence review, make available for inspection by one (1) representative chosen by the Stockholders whose Registrable Securities are included in such registration statement and any managing underwriter(s), at reasonable times and in a reasonable manner, all pertinent financial and other records and corporate documents of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative of the Stockholders and any managing underwriter(s) to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act that is customary for a participant in a securities offering in connection with such registration statement; provided, however, that the foregoing investigation and information gathering shall be coordinated on behalf of such parties by one (1) firm of counsel designated by and on behalf of such parties, and that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such parties pursuant to customary confidentiality agreements;

(xii)          if requested by any Stockholder or any managing underwriter(s), as promptly as is reasonably practicable, incorporate in a prospectus supplement or post-effective amendment such information as such Stockholder or managing underwriter(s) reasonably requests to be included therein, including, without limitation, with respect to the Registrable Securities being sold by such Stockholder, the purchase price being paid therefor by any underwriter(s) and with respect to any other terms of an underwritten offering of the Registrable Securities to be sold in such offering, and as promptly as is reasonably practicable, make all required filings of such prospectus supplement or post-effective amendment;

(xiii)         reasonably cooperate with each Stockholder and any managing underwriter(s) participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority;

(xiv)         in the case of an underwritten offering, (A) enter into such customary agreements (including an underwriting agreement in customary form), (B) take all such other customary actions as the managing underwriter(s) reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, causing senior management and other Company personnel to reasonably cooperate with the Stockholder(s) whose Registrable Securities are included in a Registration Statement and the underwriter(s) in connection with performing due diligence) and (C) cause its counsel to issue opinions of counsel addressed and delivered to the underwriter(s) in form, substance and scope as are customary in underwritten offerings, subject to customary limitations, assumptions and exclusions; and

(xv)          if requested by the managing underwriter(s) of an underwritten offering, use its reasonable best efforts to cause to be delivered, upon the pricing of any underwritten offering, and at the time of closing of a sale of Registrable Securities pursuant thereto, “comfort” letters from the Company’s independent registered public accountants addressed to the underwriter(s) stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by “comfort” letters of the independent registered public accountants delivered in connection with primary underwritten public offerings; provided, however, that such recipients furnish such written representations or acknowledgements as are customarily required to receive such comfort letters.

(b)            Conditions to Registration Rights. Subject to the last sentence of this Section 3(b), as a condition precedent to the obligations of the Company to file any Registration Statement, each Stockholder shall furnish in writing to the Company such information regarding such Stockholder (and any of its Affiliates), the Registrable Securities to be sold and the intended method of distribution of such Registrable Securities reasonably requested by the Company as is reasonably necessary or advisable for inclusion in the Registration Statement relating to such offering pursuant to the Securities Act. Notwithstanding the foregoing, in no event will any party be required to disclose to any other party any personally identifiable information or personal financial information in respect of any individual, or confidential information of any Person.

Each Stockholder agrees by acquisition of the Registrable Securities that (i) upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(a)(v) hereof, such Stockholder shall forthwith discontinue its disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(a)(v) hereof; (ii) upon receipt of any notice from the Company of the happening of any event of the kind described in clause (A) of Section 3(a)(x) hereof, such Stockholder shall discontinue its disposition of Registrable Securities pursuant to such registration statement until such Stockholder’s receipt of the notice described in clause (C) of Section 3(a)(x) hereof; and (iii) upon receipt of any notice from the Company of the happening of any event of the kind described in clause (B) of Section 3(a)(x) hereof, such Stockholder shall discontinue its disposition of Registrable Securities pursuant to such registration statement in the applicable state jurisdiction(s) until such Stockholder’s receipt of the notice described in clause (C) of Section 3(a)(x) hereof. The length of time that any registration statement is required to remain effective shall be extended by any period of time that such registration statement is unavailable for use pursuant to this paragraph, provided, however, in no event shall any Registration Statement be required to remain effective after the date on which all Registrable Securities cease to be Registrable Securities.

Each Stockholder that beneficially owns at least 5% of the Common Stock shall enter into a customary lockup agreement in any underwritten offering (including any Block Trades) by the Company for a specified period (not to exceed 180 days plus customary extension periods) following such offering, if so requested by the managing underwriter(s) of such offering, provided that the Company’s executive officers and directors enter into a similar agreement.

Section 4.              Indemnification.

(a)            Indemnification by the Company. The Company agrees to indemnify, hold harmless and reimburse, to the fullest extent permitted by law, each Stockholder, its Affiliates, partners, officers, directors, employees, advisors, representatives and agents, and each Person, if any, who controls such Stockholder within the meaning of the Securities Act or the Exchange Act, against any and all losses, penalties, liabilities, claims, damages and expenses, joint or several (including, without limitation, reasonable attorneys’ fees and any expenses and reasonable costs of investigation), as incurred, to which the Stockholders or any such indemnitees may become subject under the Securities Act or otherwise, insofar as such losses, penalties, liabilities, claims, damages and expenses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement under which such Registrable Securities were registered and sold under the Securities Act, any Prospectus contained therein, or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or any violation of the Securities Act or state securities laws or rules thereunder by the Company relating to any action or inaction by the Company in connection with such registration (provided, however, that the Company shall not be liable in any such case to the extent that any such loss, penalty, liability, claim, damage or expense (or action or proceeding in respect thereof) arises out of or is based upon an untrue statement or alleged statement or omission or alleged omission made in such Registration Statement, any such Prospectus, amendment or supplement in reliance upon and in conformity with written information about a Stockholder which is furnished to the Company by such Stockholder specifically for use in such registration statement). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Stockholder or any indemnified party and shall survive the transfer of such securities by such Stockholder.

(b)            Indemnification by the Stockholders. Each Stockholder agrees to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 4(a) hereof) the Company, each member of the Board of Directors, each officer, employee, advisor, representative and agent of the Company, Affiliates of the foregoing and each Person, if any, who controls any of the foregoing within the meaning of the Securities Act or the Exchange Act, with respect to any untrue statement or alleged untrue statement of a material fact in or omission or alleged omission to state a material fact from such Registration Statement, any Prospectus contained therein, or any amendment or supplement thereto, to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information about such Stockholder furnished to the Company by such Stockholder specifically for inclusion in such Registration Statement, Prospectus, amendment or supplement and has not been corrected in a subsequent Registration Statement, any Prospectus contained therein, or any amendment or supplement thereto prior to or concurrently with the sale of the Registrable Securities to the person asserting the claim; provided, however, that the Stockholder shall not be liable for any amounts in excess of the net proceeds received by such Stockholder from sales of Registrable Securities pursuant to the registration statement to which the claims relate, and provided, further, that the obligations of the Stockholders shall be several and not joint and several. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any indemnified party and shall survive the transfer of such securities by the Company.

(c)            Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding paragraphs of this Section 4, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, give written notice to such indemnifying party of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 4, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, such indemnified party shall permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (A) the indemnifying party has agreed to pay such fees or expenses or (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person within a reasonable time after receipt of notice of such claim from the person entitled to indemnification hereunder. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent. If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (i) such settlement or compromise contains a full and unconditional release of the indemnified party of all liability in respect to such claim or litigation or (ii) the indemnified party otherwise consents in writing. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels. The indemnifying party shall not be liable for any settlement of any proceeding effected without its prior written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and shall survive the transfer of securities.

(d)            Contribution. If the foregoing indemnity is held by a Governmental Authority of competent jurisdiction to be unavailable to the Company or any Stockholder, or is insufficient to hold harmless an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of the loss, penalty, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, and the relative benefits received by the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. No indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation. In connection with any registration statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and of the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the provisions of this Section 4, no Stockholder shall be required to contribute an amount greater than the net proceeds received by such Stockholder from sales of Registrable Securities pursuant to the Registration Statement to which the claims relate (after taking into account the amount of damages which such Stockholder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any Registration Statement or Prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Securities).

(e)            No Exclusivity. The remedies provided for in this Section 4 are not exclusive and shall not limit any rights or remedies which may be available to any indemnified party at law or in equity or pursuant to any other agreement.

Section 5.              Covenants Relating to Rule 144. The Company covenants that it shall use its reasonable best efforts to timely file (after taking into account any time accommodating and applicable SEC rules) all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Stockholder, make publicly available such information as necessary to permit sales pursuant to Rule 144 under the Securities Act). Upon the written request of any Stockholder, the Company will deliver to such Stockholder a written statement that it has complied with such requirements. The Company shall, in connection with any request by an Stockholder in connection with a sale, transfer or other disposition by any Stockholder of any Registrable Securities pursuant to Rule 144 either currently or prospectively with unspecified timing, promptly cause the removal of any restrictive legend or similar restriction on the Registrable Securities, and, in the case of book-entry shares, make or cause to be made appropriate notifications on the books of the Company’s transfer agent for such number of shares and registered in such names as the Stockholders may reasonably request and to provide a customary opinion of counsel and instruction letter required by the Company’s transfer agent; provided, however, that the taking of such action by the Company is conditioned on the Company receiving all information and documentation reasonably necessary to support such actions and make a determination that such transfer complies with applicable law.

Section 6.              Transfer of Registration Rights. After September 25, 2021, a Stockholder may transfer or assign all or any portion of its registration rights provided in Sections 2, 3, 4 and 5 hereof to a Permitted Reg Rights Holder (such Person to be deemed a “Stockholder” under this Agreement); provided, however, that, in each case (i) such transferee or assignee agrees in writing to be bound by, and subject to, this Agreement pursuant to a written instrument in form and substance reasonably acceptable to the Company and (ii) such transfer or assignment otherwise complies with Section 10(e) hereof; and provided, further, that prior to such date, a Stockholder shall be permitted to transfer or assign all or any portion of its registration rights to any of its Affiliates. During the Standstill Period, any future holder of a Warrant shall agree to be bound by Section 8 hereof, whether or not such Person is entitled to registration rights hereunder.

Section 7.              Termination of Registration Rights. The registration rights of each Stockholder under this Agreement shall terminate upon the date that all of the Registrable Securities held by such Stockholder cease to be Registrable Securities. Notwithstanding the foregoing, the obligations of the parties under Sections 3(a)(viii), 4, 5 and 10 hereof and this Section 7 shall survive the termination of such registration rights.

Section 8.              Standstill. The Standstill Parties agree that during the Standstill Period, they shall not, and shall cause their Affiliates not to, directly or indirectly:

(a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in:

(i) any acquisition of (or obtaining any right to direct the voting or disposition of) any securities (including any derivative securities), or rights or options to acquire (or obtain any right to direct the voting or disposition of) any securities, or any assets, indebtedness or businesses of the Company or any of its subsidiaries, in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within its control) pursuant to any agreement, arrangement or understanding or otherwise, except as provided in the Warrants; provided, that, subject to compliance with applicable securities laws, nothing in this Agreement (including but not limited to the restrictions in this Section 8) will prohibit or restrict any of the Standstill Parties from negotiating, evaluating or trading, directly or indirectly, in any index, exchange traded fund, benchmark or other basket of securities which may contain or otherwise reflect the performance of, any securities or indebtedness of the Company or any of its subsidiaries;

(ii) any tender or exchange offer, consolidation, business combination, acquisition, merger or similar extraordinary transaction involving the Company or any of its subsidiaries or any sale of all or a substantial portion of the assets of the Company or any of its subsidiaries (it being understood that the foregoing will not restrict the Standstill Parties from tendering shares, receiving payment for shares or otherwise participating in any such transaction initiated by a third party on the same basis as other stockholders of the Company or any applicable subsidiary);

(iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or

(iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote any voting securities of the Company or any of its subsidiaries or solicit consents from any holder of voting securities of the Company or any of its subsidiaries or intentionally and deliberately seek to advise or influence any person with respect to the voting of or the granting of any consent with respect to any voting securities of the Company or any of its subsidiaries;

(b) form, join or in any way participate in a “group” (as defined under the Exchange Act) in connection with the voting securities of the Company or any of its subsidiaries or otherwise act in concert with any person in respect of any such securities (other than a “group” solely including other Standstill Parties with respect to any securities of the Company now or hereafter owned by them);

(c) other than as described in Section 9 hereof or in connection with exercise of any rights under the Transaction Documents, otherwise act, alone or in concert with others, to nominate a director for election to the board of directors (or similar governing body) of the Company or any of its subsidiaries or otherwise seek to control or influence the management, board of directors (or similar governing body) or policies of the Company or any of its subsidiaries;

(d) request that the Company, any of its subsidiaries or any of their representatives amend or waive any provision of this Section 8, or make any public announcement with respect to the restrictions set forth in this Section 8 or take any action which would reasonably be expected to require that any Standstill Party, the Company or any of their respective Affiliates make a public announcement regarding any of the matters set forth in this Section 8; or

(e) knowingly advise, assist, encourage or direct any person to advise, assist or encourage any other persons in connection with any of the foregoing, unless and until, in the case of each of the foregoing clauses (a) through (e), the Standstill Party has received the prior written invitation or approval of the Company.

Notwithstanding the foregoing, (i) the Affiliates of any lender party to the Credit Agreement (other than Affiliates of Allianz and the PIMCO Funds) that are subject to appropriate information barriers shall not be prohibited from acquiring, in the ordinary course of business, up to an aggregate of 2% of any publicly traded class of outstanding equity securities of the Company held as a passive investment and (ii) the Affiliates of any lender party to the Credit Agreement (other than Affiliates of Allianz and the PIMCO Funds) may engage in market making activities in the ordinary course of business.

Notwithstanding the foregoing, nothing herein shall prohibit the Standstill Parties or their Affiliates from (a) submitting one or more confidential proposals for a potential non-hostile negotiated transaction to the Chief Executive Officer of the Company (or other individual(s) specifically designated in writing by the Chief Executive Officer of the Company) so long as such confidential proposals are made in a manner that would not reasonably be expected to require any Standstill Party, the Company or any of their respective Affiliates to make a public announcement regarding any such proposal(s); (b) taking any action that is specifically invited in writing by the Board of Directors; (c) the exercise by PIMCO of its rights and remedies under the Loan Documents after the occurrence and during the continuation of an event of default; and (d) investing in collateralized loan obligation securities (of any amount of any class) of any subsidiary of the Company provided that such investments do not result in the Standstill Parties controlling the controlling-class of such collateralized loan obligation. In addition, nothing in this Section 8 or elsewhere in this Agreement will prohibit or restrict any PIMCO Director in his or her personal capacity as a director from exercising his or her rights and fiduciary duties as a director of the Company or restrict his or her discussions solely among other members of the Board of Directors and/or management, advisors, representatives or agents of the Company; provided that any such discussions are limited to communications in his or her personal capacity as a director.

In no event shall this Section 8, or any obligation of any Standstill Party pursuant to this Section 8, terminate prior to the end of the Standstill Period.

Section 9.              Director Rights.

(a)            General. The Board of Directors shall cause the number of directors to be expanded by one (1) and appoint to the Board of Directors the Initial PIMCO Director as promptly as practicable after the date hereof. At any time following the date hereof and until the occurrence of the Fall-Away of Director Rights (the “Designee Period”), the Initial Lenders may elect, by notifying the Company, to have a PIMCO Designee be nominated for election (or reelection) to the Board of Directors.

(b)            Board Nomination. If at any time during the Designee Period and after the appointment of the Initial PIMCO Director, the Initial Lenders elect to have a PIMCO Designee nominated for election (or reelection) to the Board of Directors, the Company shall use its reasonable best efforts to cause one (1) PIMCO Designee to be nominated for election (or reelection) to the Board of Directors at the next annual meeting of the Company’s stockholders. The Company shall recommend that holders of its Common Stock vote to elect such PIMCO Designee and use its reasonable best efforts to cause the election (or reelection) to the Board of Directors of a slate of directors that includes such PIMCO Designee, provided that such efforts will not require the Company to postpone its annual meeting of stockholders or take extraordinary solicitation efforts not taken with regard to the other nominees to the Board of Directors, including that the Company will not be obligated to pay extraordinary costs with regard to the election of such PIMCO Designee as a director not paid with regard to the other nominees to the Board of Directors.

(c)            Committee Membership. The PIMCO Director is entitled to be a member of one of the following committees of the Board of Directors, as selected by the Board of Directors in its sole discretion: (i) the compensation committee, (ii) the audit committee or (iii) the nominating and corporate governance committee; provided that in order to serve on any such committee, the PIMCO Director must be an Independent Director; provided further that the PIMCO Director shall not be entitled to become or remain a member of any of the above committees of the Board of Directors if the Board of Directors determines that the PIMCO Director’s service on such committee would violate applicable Law or any rule or regulation of a stock exchange on which the Common Stock is listed.

(d)            Resignation upon Fall-Away of Director Rights. The irrevocable advance resignation letter delivered by the PIMCO Director pursuant to Section 9(g)(iv) hereof shall become effective and without further action (other than acceptance of the resignation by the Board of Directors) upon the Fall-Away of Director Rights, and PIMCO shall no longer have any rights under this Section 9, including, for the avoidance of doubt, any nomination rights under this Section 9. For purposes of clarity, upon the occurrence of the Fall-Away of Director Rights, such loss of nomination rights shall be absolute and permanent.

(e)            Resignation at the Request of the Initial Lenders. The irrevocable advance resignation letter delivered by the PIMCO Director pursuant to Section 9(g)(iv) hereof shall become effective and without further action upon delivery of a request for resignation by the Initial Lenders. Following the date hereof and until the occurrence of the Fall-Away of Director Rights, (i) in the event of the death, disability, resignation (including pursuant to the letter of resignation referred to in the immediately preceding sentence) or removal of the PIMCO Director as a member of the Board of Directors, the Initial Lenders may designate a PIMCO Designee to replace such PIMCO Director and, subject to the terms of this Section 9 and any applicable provisions of the MGCL, the Company shall take such action as is reasonably necessary to cause such PIMCO Designee to be appointed to the Board of Directors, provided that such PIMCO Designee is not an employee, director or Affiliate of a Disqualified Institution.

(f)            Director Indemnification. The Company shall indemnify the PIMCO Director and provide the PIMCO Director with director and officer insurance to the same extent as it indemnifies and provides such insurance to other members of the Board of Directors, pursuant to the Company Charter Documents, the MGCL, any director indemnification agreement or otherwise. The Company hereby acknowledges that the PIMCO Director may have rights to indemnification and advancement of expenses provided by the PIMCO Investors or their Affiliates (directly or through insurance obtained by any such entity) (collectively, the “Director Indemnitors”). The Company hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to the PIMCO Director, (ii) it shall be required to advance the full amount of expenses incurred by the PIMCO Director, without regard to any rights the PIMCO Director may have against any other sources and (iii) to the extent permitted by law, it irrevocably waives, relinquishes and releases the Initial Lenders and their Affiliates from any and all claims against the Initial Lenders and their Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof. The Company agrees that the Director Indemnitors are express third party beneficiaries of the terms of this Section 9(f).

(g)            Conditions to Director Rights. The Company’s obligations with respect to this Section 9 shall in each case be subject to (i) such PIMCO Designee’s and such PIMCO Director’s satisfaction of all requirements regarding service as a director of the Company under applicable Law and stock exchange rules, and all other criteria and qualifications for service as a director applicable, as in effect as of the date hereof pursuant to the Company’s internal written policies related thereto (a copy of which has been provided to the Initial Lenders), to all non-executive directors of the Company and (ii) the PIMCO Director not being or becoming a director or officer of a Disqualified Institution while such individual remains in his or her role as the PIMCO Director. PIMCO will cause the PIMCO Designee (A) to make himself or herself reasonably available for interviews, (B) to consent to such reference and background checks or other investigations as the Board of Directors may reasonably request of all non-executive directors of the Company in order to determine the PIMCO Designee’s eligibility and qualification to serve as contemplated hereunder, and (C) to provide to the Company a completed copy of the directors and officers questionnaire submitted by the Company to its other directors in the ordinary course of business. No PIMCO Designee shall be eligible to serve as a director if he or she (x) has been involved in any of the events enumerated under Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f), other than Item 401(f)(1), of Regulation S-K under the Securities Act or (y) is subject to any order, judgment, injunction, ruling, writ or decree of any Governmental Authority prohibiting service as a director of any public company. In the event that the PIMCO Director becomes aware that he or she no longer satisfies all the requirements set forth in the immediately preceding sentence, the PIMCO Director shall deliver to the Company an irrevocable letter of resignation resigning automatically and without further action (other than acceptance of the resignation by the Board of Directors), and the Initial Lenders shall be entitled to designate a PIMCO Designee to replace such PIMCO Director and, subject to the terms of this Section 9 and any applicable provisions of the MGCL, the Company shall take such action as is reasonably necessary to cause such PIMCO Designee to be appointed to the Board of Directors, provided that such PIMCO Designee is not an employee, director or Affiliate of a Disqualified Institution. As a condition to the appointment of the Initial PIMCO Director or a PIMCO Designee’s election to the Board of Directors or nomination for election as a director of the Company pursuant to this Section 9, such Initial PIMCO Director or PIMCO Designee must provide to the Company:

(i)            all information reasonably requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and representatives in a proxy statement or other filings in accordance with applicable Law, any stock exchange rules or listing standards or the Company Charter Documents or corporate governance guidelines;

(ii)            all information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations;

(iii)            an undertaking in writing by such Initial PIMCO Director or PIMCO Designee:

a.            to be subject to, bound by and duly comply with the code of conduct and other policies of the Company, in each case, solely to the extent applicable to all other non-executive directors of the Company; and

b.            at the request of the Board of Directors, to recuse himself or herself from any determinations, deliberations or discussion of the Board of Directors or any committee thereof to the extent regarding the Company’s relationship with the Initial Lenders or any of their Affiliates, or matters related to any exercise of rights by the Company under the Transaction Documents or the Transactions; and

(iv)          an irrevocable advance resignation letter pursuant to which the Initial PIMCO Director or a PIMCO Designee shall resign from the Board of Directors and any applicable committees in connection with the events described in Sections 9(d) and 9(e) hereof.

(h)            Director Compensation. The PIMCO Director will not be entitled to compensation as a director.

Section 10.            Miscellaneous.

(a)            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees (i) to submit to the exclusive personal jurisdiction of the State or Federal courts in the Borough of Manhattan, the City of New York, (ii) that exclusive jurisdiction and venue shall lie in the State or Federal courts in the State of New York, and (iii) that notice may be served upon such party at the address and in the manner set forth for such party in Section 10(i) hereof.

(b)            Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)            Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with the Loan Documents, the Warrants and the documents referenced herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings, and agreements (including any draft agreements) with respect thereto, whether written or oral, none of which shall be used as evidence of the parties’ intent.

(d)            Amendments and Waivers. No amendment of any provision of this Agreement shall be valid and binding unless it is in writing and signed by the Company and the Stockholders representing at least 50% (by number) of the Registrable Securities (with each share of Common Stock to be received upon exercise of the Warrants counting as one Registrable Security for this purpose). No waiver of any right or remedy hereunder, to the extent legally allowed, shall be valid unless the same shall be in writing and signed by the party making such waiver. No waiver by any party of any breach or violation of, default under, or inaccuracy in any representation, warranty, covenant, or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty, covenant, or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof. Notwithstanding the foregoing, no amendments may be made to this Agreement that adversely affect the rights of any PIMCO Investor disproportionately as compared with those of other Stockholders hereunder without the prior written consent of such PIMCO Investor.

(e)            Successors and Assigns. After September 25, 2021, the PIMCO Investors may transfer or assign all or any portion of their rights provided in this Agreement, subject to Section 6 hereof, in connection with the transfer of the Initial Warrants without the prior written consent of the Company; provided that such transferee or assignee (x) represents and warrants to the Company that it is not a Disqualified Institution, and (y) agrees in writing with the Company to be bound by this Agreement as fully as if it were an initial signatory hereto pursuant to a written instrument in form and substance reasonably acceptable to the Company, and any such transferee may thereafter make corresponding assignments in accordance with this Section 10(e); provided, further, that (i) no transfers or assignments of a Warrant or any rights or obligations under this Agreement shall be permitted to any Disqualified Institution without the prior written consent of the Company, in its sole discretion and (ii) in no event shall any rights under Section 9 hereof be assigned to any Person that is not a Permitted Reg Rights Holder pursuant to clause (i) of the definition thereof.

(f)            Expenses. Except as set forth herein, all Registration Expenses incurred in connection with any Registration Statement under this Agreement shall be borne by the Company. Except as expressly set forth herein, all Selling Expenses relating to securities registered on behalf of the Stockholders shall be borne by the Stockholders of the Registrable Securities included in such registration. Except as set forth herein, the obligation of the Company to bear the expenses provided for in this paragraph shall apply irrespective of whether a Registration Statement becomes effective, is withdrawn or suspended, or converted to any other form of registration and irrespective of when any of the foregoing shall occur.

(g)            Counterparts; Electronic Signature. This Agreement may be executed and delivered in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile, by any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act, or other applicable law, e.g., www.docusign.com or by .pdf signature by any party and such signature shall be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

(h)            Severability. Any term or provision of this Agreement that is illegal, invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without rendering illegal, invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the legality, validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. In the event that any provision hereof would, under applicable law, be illegal, invalid or unenforceable in any respect, each party hereto intends that such provision shall be reformed and construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable laws and to otherwise give effect to the intent of the parties hereto.

(i)            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by email, in each case to the intended recipient as set forth below:

If to the Stockholder, as follows:

Pacific Investment Management Company LLC
650 Newport Center Drive
Newport Beach, CA 92660
Attention: Project Greek Investor c/o PIMCO
Email: AltsLoanRequests@pimco.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention: Robb L. Tretter
Email: robb.tretter@ropesgray.com

If to the Company, as follows:

Granite Point Mortgage Trust Inc.
3 Bryant Park, 24th Floor
New York, NY 10036
Attention: General Counsel
Email: legal@gpmtreit.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: Joseph A. Coco, Esq.; Michael J. Zeidel, Esq.
Email: joseph.coco@skadden.com; michael.zeidel@skadden.com

Any party may, from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified above for such party.

(j)            Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

GRANITE POINT MORTGAGE TRUST INC.

By:	/s/ Marcin Urbaszek
Name: Marcin Urbaszek
Title: Chief Financial Officer

TOCU XXXIX LLC

By:	/s/ Russell D. Gannaway
Name: Russell D. Gannaway
Title: Authorized Person

PCRED LENDING IV OFFSHORE LTD.
By:	Pacific Investment Management Company LLC, its Director

By:	/s/ Devin Chen
Name: Devin Chen
Title: Executive Vice President

PIF ONSHORE X LP
By:	Pacific Investment Management Company LLC, its investment
manager

By:	/s/ Devin Chen
Name: Devin Chen
Title: Executive Vice President

D3V VIII LLC

By:	/s/ Jamie Weinstein
Name: Jamie Weinstein
Title: Authorized Person

HVS XXXI LLC

By:	/s/ Devin Chen
Name: Devin Chen
Title: Authorized Person

RSF XV LLC

By:	/s/ Russell D. Gannaway
Name: Russell D. Gannaway
Title: Authorized Person